UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
(Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934)
Date of Report (Date of earliest event reported) October 11, 2006
SOLECTRON CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-11098	94-2447045

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

847 Gibraltar Drive, Milpitas, California	95035

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 957-8500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 Entry into a Material Definitive Agreement
     On November 22, 2005, the Board of Directors (the “Board”) of Solectron Corporation (the “Company”) approved a stock option grant (the “Grant”) to Michael Cannon, President and CEO of the Company, for 750,000 shares of Common Stock of the Company at an exercise price of $0.001 per share. The option was deemed exercised on the date of grant and provides for performance-based vesting whereby: (i) 1/3 of the shares will vest in a fiscal year upon attainment of certain Solectron performance targets established by the Board for that fiscal year; (ii) non-attainment of the Board established targets in two consecutive fiscal years will result in Mr. Cannon forfeiting 1/3 of the shares; and (iii) thereafter, 1/3 of the shares will be forfeited for each year of non-attainment. Reference is made to the Form 4 filed on November 23, 2005 in connection with the Grant by the Company on Mr. Cannon’s behalf.
     On October 11, 2006, the Board approved an amendment to the vesting provisions of the Grant so that, while 1/3 of the Grant shares may still vest in a fiscal year upon attainment of the Board established performance targets for that fiscal year, the Grant will nevertheless fully vest on the three-year anniversary of the November 22, 2005 grant date and will no longer be subject to any forfeiture for non-attainment of performance targets.
     The Company has filed on Mr. Cannon’s behalf an amended Form 4 concurrently with this Report on Form 8-K reflecting the amendment to the vesting provisions of the Grant.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2006	Solectron Corporation
/s/ Warren Ligan
Warren Ligan
Senior Vice President and Chief Accounting Officer